AMENDED AND RESTATED ELECTRIC CAPACITY
AND ENERGY SALES AGREEMENT
This Amended Agreement is made as of February 17, 2003, by and between Wisconsin Electric Power Company ("Buyer") and LSP-Whitewater, L.P. ("Seller").
WHEREAS, Buyer and Seller have entered into a Power Purchase Agreement ("PPA") Dated As Of December 31, 1993 and amended from time to time;
WHEREAS, Buyer and Seller have entered into an Electric Capacity and Energy Sales Agreement ("Excess Energy Agreement") as of April 1, 2002;
WHEREAS, Buyer and Seller desire to continue said Excess Energy Agreement consistent with the terms and conditions set forth herein;

          WHEREAS, Article 5.1(d)(i) of the PPA allows Seller to sell to a purchaser which may be someone other than Buyer, capacity and related energy in excess of the Committed Capacity ("Excess Capacity" or "Excess Energy"), but no more than 12 megawatts ("MW");

WHEREAS, Seller has capacity and related energy in excess of the Committed Capacity which Seller has offered to sell and Buyer agrees to buy such Excess Capacity and Excess Energy;
WHEREAS, Capitalized terms in this Agreement shall have the same meaning as set forth in the PPA;
WHERE AS, this Amended Agreement is not an amendment to the PPA but a standalone agreement pursuant to Article 5.1 of the PPA.
NOW, THEREFORE, the Parties in consideration of their mutual promises, agree as follows:
1.	The term of this Amended Agreement shall be five (5) years, beginning April 1, 2002 through March 31, 2007.
2.

This Amended Agreement will automatically renew for additional five (5) year term(s) provided, however, that either party may provide a termination notice to the other party no later than eighteen (18) months prior to the expiration of any five year term. Said termination notice shall be provided to the other party pursuant to the notice provision in the PPA (Article 27.1) between the parties. In no event shall this Amended Agreement extend beyond the terms of the PPA between the parties.

3.

Seller shall sell and Buyer agrees to buy during the term of this Amended Agreement, Excess Capacity of 12 MW from Seller's Project located in Whitewater, Wisconsin during the period from April 1 through October 31 each year.

4.	Seller agrees not to sell any capacity or energy to any third party during the term of this Amended Agreement from said Project .
5.

For the period April 1st to October 31st of every year of the Amended Agreement, the Project's upper automatic generator control (AGC) Maximum Net Electrical Output setpoint will be increased by the lessor of 12 MW's or the demonstrated Excess Capacity in accordance with Section 8 of this Amended Agreement. The Project's Maximum Net Electric Output (MNEO) is determined annually during the Base Condition Maximum Output test in accordance with Appendix 9 (h) of the PPA. The MNEO setpoints will be determined based on ambient conditions using the Maximum Net Electric Output Table . The table established for 2002 is attached as a reference.

6.	All Excess Energy delivered under this Amended Agreement will be priced at the VR-3 rate as calculated in the PPA. (Appendix 2, Section f (v))
7.

The monthly charge to Buyer for Excess Capacity ("Demand Charge") will be equal to the product of A. the Excess Capacity demonstrated by the latest Summer Capacity Test in Section 8 of Amended Agreement up to a maximum of 12 MW and B. the respective monthly rate in $ per kW-month identified below.

	April May June July Aug. Sept.	Oct.
2002 2003-2021	4.00 4.00 4.00 4.00 4.00 4.00 1.60 3.22 3.22 4.82 4.82 3.22	4.00 = $28.00/kw-yr. 1.60 = $22.50/kw-yr.
8.

Excess Capacity under this agreement will be demonstrated during the annual Summer Gas Capacity Test per Appendix 9(d) of the PPA. 12 MWs shall be considered the maximum capacity provided by Seller under this Amended Agreement. The lessor of the Excess Capacity demonstrated during the latest Summer Capacity Test or 12 MW will be used as the Excess Capacity until the next Summer Capacity Test (or Retest under the PPA). If the latest value for Excess Capacity is different than the previous Summer Capacity Test value for Excess Capacity for the month of the test a prorated value will be used in Section 7 of Amended Agreement to determine the monthly charge.

9.	Energy deliveries will be scheduled by Buyer using the protocol established by the PPA, Appendix 8.
10.

Excess Energy may be delivered only while the Project is on line in accordance with a Dispatch Order pursuant to the PPA. In the event that the Project is on line and is derated , for any reason, such that Seller's obligations to Buyer pursuant to the PPA cannot be met, sale of energy under this Amended Agreement will be either partially or entirely curtailed for Seller to first meet its obligations under the PPA. Should Excess Energy delivery be curtailed, Seller will compensate Buyer for the reasonably incurred cost of replacing Excess Energy which was not delivered less the cost Buyer would have paid Seller for the Excess Energy (a) when the Project is unavailable due to an unscheduled outage, or (b) for any portion of the excess energy which cannot be produced by the Project when the Project is operating. The differential cost for replacement energy, in any given month, may be applied by Buyer as a credit toward the Demand Charge for that month, provided the credit may not exceed the Demand Charge for that month nor be applied to any other month. Derates for the purpose of this Amended Agreement means any period which the Facility is restricted from providing the demonstrated Excess Capacity under this Amended Agreement.

11.

The Excess Energy and Excess Capacity under this Amended Agreement is not subject to the PPA availability provisions. Further the 4.5 MW/minute ramp rate value identified in Appendix 8 of the PPA is not applicable

12.	Energy will be delivered at 138kV to the American Transmission Company, LLC (ATCo) transmission system at ATCo's University Substation located at 111 County Highway U in Whitewater.
13.

Seller shall invoice Buyer each month for the Excess Energy delivered and for the Excess Capacity provided. Such invoice will be included as a section in the monthly invoice submitted under the PPA . Buyer shall make payments to Seller pursuant to the provisions of the PPA Article 11.

IN WITNESS WHEREOF, this Agreement is executed as of the day first set forth above.
WISCONSIN ELECTRIC POWER COMPANY By: s/ RANDALL VAN AARTSEN LSP WHITEWATER LIMITED PARTNERSHIP By: s/ PAUL F. TEGEN